THE TAIWAN FUND, INC. REVIEW
February 2007

HSBC Investments (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 2.6% in U.S. dollar terms in February. The average daily turnover of the Taiwanese securities market shrank 23.7% from January to NT$92 billion. Overall market activities were slow as the market was closed for seven working days to celebrate the Chinese New Year. Foreign investors remained net buyers and net bought NT$38.1 billion in February. Proprietary traders and local institutions also turned net buyers and net bought NT$2.0 billion and NT$7.4 billion, respectively. In terms of sector performance, the transportation sector was the best performing sector, up 8.0%, on improving freight rate outlook especially for the Asia-European route. The steel sector also outperformed and went up 6.9% in anticipation of potential contract price increases to be announced in early March. On the other hand, the financial sector was the worst performing sector in February and fell 0.5% on larger than expected provisions and lack of catalyst. The technology sector also underperformed, up 2.4%, because of weak momentum in the traditionally slow season. On the economic front, Taiwan’s gross domestic product grew by 4.0% year-on-year (“yoy”) in the fourth quarter of 2006, better than market consensus. For the full-year 2006, Taiwan’s economy grew by 4.6%. In January, the seasonally-adjusted unemployment rate was flattish at 3.9%. Real regular wages in December 2006 rose by 0.4% yoy, which is the sixth consecutive month of positive growth. Average real regular wages grew by 0.6% in 2006, versus a negative trend during 2003 to 2005.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 0.05% in February. Overweight positions in the packaging testing sector and underweight positions in the financial sector contributed positively to Fund performance. Overweight positions in the handset sector and the personal computer component sector negatively contributed to the performance of the Fund.
Investment Strategy:
With the China government seemingly poised to slow down the Chinese stock markets, China stocks plunged, triggering a sharp correction in the international equity markets. A strengthening Yen and rising Japanese interest rates, which could unwind the carry trade, were also partly to blame for the sharp drop in the international stock markets. Against this backdrop, the TAIEX failed to rally after the Chinese New Year holiday. HSBC Investments (Taiwan) Limited (“HSBC Taiwan”) expects the market to remain volatile from March until early in the second quarter of 2007. HSBC Taiwan, however, does not expect any correction to be significant.
The U.S. economy has performed much better than market expectations, and HSBC Taiwan does not anticipate a hard landing in the near-term. In addition, despite poor market sentiment in the first quarter of 2007, HSBC Taiwan believes that the technology sector should see better-than-normal seasonality in the second quarter of 2007. Meanwhile, a strong pick up is expected in the second half of 2007 as a result of introduction of Microsoft’s Vista operating system. In addition, imminent regulatory changes could allow more Chinese tourists to visit Taiwan, and the implementation of regular weekend charter flights appears to be just around the corner, which could be another positive catalyst for the market. HSBC Taiwan’s overall strategy remains unchanged. Over the next 12 months, HSBC Taiwan believes that liquidity could continue to play an important role to bring the market up further.
In the long term, the technology sector remains HBSC Taiwan’s favorite pick. China plays may be volatile in the near-term due to a possible further correction in the Chinese stock markets. However, HSBC Taiwan thinks China’s long-term outlook remains promising, thanks to China’s solid economic growth, impressive corporate earnings, and abundant liquidity. Taiwan domestic demand plays are also worth watching. Apart from the retail sector, HSBC Taiwan believes that the asset reflation story is likely to continue due to low interest rates, improving cross-strait relation and the wealth effect thanks to a strong stock market.
Total Fund Sector Allocation

	% of	% of
As of 02/28/07	Total Fund	TAIEX
Semiconductor Manufacturing	16.9	13.66
PC & Peripherals	14.5	17.79
Telecommunication	12.3	9.28
Electronic Components	8.8	3.39
Financial Services	8.3	15.23
Electronics	7.1	1.26
IC Design	6.9	3.40
Iron & Steel	4.6	3.06
Construction	4.0	1.64
TFT-LCD	3.1	5.16
Transportation	2.5	2.19
Memory IC	2.4	2.57
Textiles	2.1	1.55
Paper & Pulp	2.0	0.36
Plastics	1.9	9.46
Chemicals	0.6	1.46
Others	0	1.99
Cement	0	1.06
Electric & Machinery	0	1.00
Automobile	0	0.97
Foods	0	0.93
Wholesale & Retail	0	0.78
Rubber	0	0.64
Elec. Appliance & Cable	0	0.56
Glass & Ceramics	0	0.31
Tourism	0	0.30
Computer Service and Software	0	0.00
Biotech	0	0.00
Securities	0	0.00
Total	98.0	100.00
Cash	2.0

Technology	72	56.51
Non-Technology	17.7	28.26
Financial	8.3	15.23
Top 10 Holdings of Total Fund Portfolio

As of 02/28/07	% of Total Portfolio

Siliconware Precision Industries Co.	5.60

Hon Hai Precision Industry Co. Ltd.	5.51

MediaTek, Inc.	4.63

Taiwan Semiconductor Manufacturing Co. Ltd.	4.60

D-Link Corp.	4.49

Cathay Financial Holding Co. Ltd.	3.58

China Steel Corp.	3.46

Synnex Technology International Corp.	3.41

Catcher Technology Co. Ltd.	3.37

High Tech Computer Corp.	3.31

Total	41.96

Total Net Assets: US$320.63Million	NAV: US$19.59 Price: US$17.60 Discount:-10.16% No. of Shares: 16.4Million
Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	2.35	2.56	2.56
Fiscal Year to Date (c)	12.65	19.33	19.47
One Year	17.52	18.60	23.53
Three Years	9.08	5.71	9.73
Five years	7.48	8.13	N/A
Ten Years	-0.40	-1.75	N/A
Since Inception	10.46	10.99	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 01/31/07	As of 02/28/07
TAIEX	7699.64	7901.96
% change in NTD terms	-1.586	2.628
% change in USD terms	-2.578	2.556
NTD Daily avg. trading volume (In Billions)	121.03	92.32
USD Daily avg. trading volume (In Billions)	3.68	2.80
NTD Market Capitalization (In Billions)	19343.69	19363.31
USD Market Capitalization (In Billions)	587.47	587.66
FX Rate: (NT$/US$)	32.9270	32.950

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Chihhui Lee
Deputy Fund Manager: Steven Chan

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